PRICESMART, INC.
2013 EQUITY INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT GRANT NOTICE AND
RESTRICTED STOCK UNIT AGREEMENT

PriceSmart, Inc., a Delaware corporation (the “Company”), pursuant to the PriceSmart, Inc. 2013 Equity Incentive Award Plan (the “Plan”), hereby grants to the holder listed below (“Holder”), an award of restricted stock units (“Restricted Stock Units” or “RSUs”) with respect to the number of shares of the Company's Common Stock (the “Shares”) indicated below. Each RSU is hereby granted in tandem with a corresponding dividend equivalent, as further described in Article II of the Restricted Stock Unit Agreement (the “Dividend Equivalents”). This award for Restricted Stock Units and Dividend Equivalents (this “Award”) is subject to all of the terms and conditions as set forth herein and in the Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Restricted Stock Unit Agreement”) and the Plan, each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Restricted Stock Unit Agreement.

Holder:
Grant Date:
Total Number of RSUs Subject to Award:
Vesting Schedule:
The Award shall vest in equal installments on each of the first _______ anniversaries of the Grant Date, subject to Holder's continued status as an Employee, Director or Consultant of the Company or any Subsidiary on each applicable vesting date. In addition, the RSUs shall vest immediately prior to the occurrence of a Change in Control.

Distribution Schedule:	The RSUs shall be distributable as they vest pursuant to the Vesting Schedule.

By his or her signature and the Company's signature below, Holder agrees to be bound by the terms and conditions of the Plan, the Restricted Stock Unit Agreement and this Grant Notice. Holder has reviewed the Restricted Stock Unit Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Restricted Stock Unit Agreement and the Plan. Holder has been provided with a copy or electronic access to a copy of the prospectus for the Plan. Holder hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Restricted Stock Unit Agreement.

PRICESMART, INC.		HOLDER
By:		By:
Print Name:	Jose Luis Laparte	Print Name:
Title:	President
Address:	9740 Scranton Road
San Diego, CA 92121

EXHIBIT A
TO RESTRICTED STOCK UNIT GRANT NOTICE

PRICESMART, INC.
RESTRICTED STOCK UNIT AGREEMENT

Pursuant to the Restricted Stock Unit Grant Notice (the “Grant Notice”) to which this Restricted Stock Unit Agreement (this “Agreement”) is attached, the Company has granted to Holder the right to receive the number of RSUs set forth in the Grant Notice, and their corresponding Dividend Equivalents pursuant to Article II, subject to all of the terms and conditions set forth in this Agreement, the Grant Notice and the Plan. The Grant Notice and this Agreement are subject to the Plan, the terms and conditions of which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE I.
AWARD OF RESTRICTED STOCK UNITS

1.1    Award of Restricted Stock Units.
(a)Award. In consideration of Holder's agreement to remain in the service of the Company or any Affiliate thereof, and for other good and valuable consideration, the Company hereby grants to Holder the right to receive the number of RSUs set forth in the Grant Notice and their corresponding Dividend Equivalents pursuant to Article II, subject to all of the terms and conditions set forth in this Agreement, the Grant Notice and the Plan. Each RSU represents the right to receive one Share. Prior to actual issuance of any Shares, the Award, including the RSUs and the Dividend Equivalents conferred hereby, represents an unsecured obligation of the Company, payable only from the general assets of the Company.
(b)Vesting; Effect of Termination of Service. The RSUs subject to the Award shall vest in accordance with the Vesting Schedule set forth in the Grant Notice. Unless and until the RSUs have vested in accordance with the Vesting Schedule set forth in the Grant Notice, Holder will have no right to any distribution with respect to such RSUs. In the event of Holder's Termination of Service prior to the vesting of all of the RSUs, any unvested RSUs will terminate automatically without any further action by the Company and be forfeited without further notice and at no cost to the Company.
(c)Distribution of Shares.
(i)Shares of Common Stock shall be distributed to Holder (or in the event of Holder's death, to his or her estate) with respect to such Holder's vested RSUs within ten (10) days following the date on which such RSUs vest pursuant to the Vesting Schedule set forth in the Grant Notice, subject to the terms and provisions of the Plan and this Agreement.
(ii)All distributions shall be made by the Company in the form of whole shares of Common Stock. Fractional Shares issuable upon vesting of the RSUs shall be rounded down to the nearest whole Share.
(iii)    Neither the time nor form of distribution of Common Stock with respect to the RSUs may be changed, except as may be permitted by the Administrator in accordance with the Plan and Section 409A of the Code and the Treasury Regulations thereunder.
(d)Generally. Shares issued under the Award shall be issued to Holder (or in the event of Holder's death, to his or her estate) in either (a) uncertificated form, with the Shares recorded in the name of Holder in the books and records of the Company's transfer agent with appropriate notations regarding the restrictions on transfer imposed pursuant to this Agreement; or (b) certificate form.

1.2    Taxes.
(a)Representation. Holder has reviewed with Holder's own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Grant Notice and this Agreement. Holder is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Holder understands that Holder (and not the Company) shall be responsible for Holder's own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.
(b)Tax Withholding. In the event the Non-Employee Director becomes an Employee at any time following the Grant Date but prior to the distribution of Shares in respect of the RSUs, the Company shall not be obligated to deliver any certificate representing Shares issuable with respect to the RSUs to Holder or his or her legal representative unless and until Holder or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Holder resulting from the vesting of the RSUs, the distribution of the Shares issuable with respect thereto, or any other taxable event related to the RSUs.

1.3    Conditions to Issuance of Stock Certificates. The Company shall not be required to issue or deliver any Shares upon settlement of the RSUs prior to fulfillment of all of the conditions set forth in Section 11.4 of the Plan.

ARTICLE II.
DIVIDEND EQUIVALENTS

2.1    Dividend Equivalents. Notwithstanding Section 3.2 hereof, for so long as unvested RSUs are outstanding under this Agreement, Holder shall have the right to receive distributions (the “Dividend Equivalents”) from the Company equal to any dividends or other distributions (cash or securities) that would have been distributed to Holder if each then-unvested RSU were instead an outstanding Share owned by Holder. The Dividend Equivalents shall be paid at the same time, in the same form and in the same manner as dividends are paid to the holders of Shares of the Company, subject to any applicable tax withholding as provided in Section 1.2, but in no event shall such Dividend Equivalents be paid later than the March 15 of the calendar year following the year in which the related dividend or distribution is declared.

2.2    Termination of Eligibility for Dividend Equivalents. In no event shall Holder be eligible for a Dividend Equivalent (i) with respect to any dividend or distribution the record date for which is after Holder's Termination of Service, or (ii) with respect to any RSU that has been terminated prior to the applicable record date of the dividend or distribution for any reason, whether due to payment pursuant to Section 1.19c), forfeiture or otherwise.
2.3    No Adjustments. Notwithstanding anything to the contrary contained in Section 13.2 of the Plan, no adjustment shall be made to any unvested RSUs pursuant to Section 13.2 of the Plan with respect to any dividend or distribution to the extent that Dividend Equivalents are paid to Holder in connection therewith.

2.4    Separate Payments. Dividend Equivalents and any amounts that may become distributable in respect thereof shall be treated separately from the RSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A of the Code.

ARTICLE III.
OTHER PROVISIONS

3.1    Award and Interests Not Transferable. This Award, including the RSUs awarded hereunder and the corresponding Dividend Equivalents awarded hereunder, and the rights and privileges conferred hereby, may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares issuable pursuant to the Award have been issued, and all restrictions applicable to such Shares have lapsed. This Award and the rights and privileges conferred hereby, including the RSUs and the corresponding Dividend Equivalents awarded hereunder, shall not be liable for the debts, contracts or engagements of Holder or his or her successors in interest and shall not be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

3.2    Rights as Stockholder. Neither Holder nor any person claiming under or through Holder shall have any of the rights or privileges of a stockholder of the Company in respect of any Shares issuable hereunder unless and until certificates representing such Shares (which may be in uncertificated form) will have been issued and recorded on the books and records of the Company or its transfer agents or registrars, and delivered to Holder (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, Holder shall have all the rights of a stockholder of the Company, including with respect to the right to vote the Shares and the right to receive any cash or share dividends or other distributions paid to or made with respect to the Shares.

3.3    Forfeiture and Claw-Back Provisions. Holder hereby acknowledges and agrees that the RSUs and any Shares issuable upon distribution thereof are subject to the provisions of Section 11.5 of the Plan.

3.4    Adjustments. Holder acknowledges that the RSUs, including the vesting of the RSUs and the number of Shares issuable upon distribution thereof, are subject to adjustment in the discretion of the Administrator upon the occurrence of certain events as provided in this Agreement and Section 13.2 of the Plan.

3.5    No Right to Continued Service or Awards; Not a Contract of Employment or Service.

(a)Nothing in the Plan, the Grant Notice, or this Agreement shall confer upon Holder any right to continue in the employ or service of the Company or any Affiliate, shall form part of any contract of employment or service between the Company or any Affiliate and Holder, or shall interfere with or restrict in any way the rights of the Company and any Affiliate, which rights are hereby expressly reserved, to discharge or terminate the services of Holder at any time for any reason whatsoever, except to the extent expressly provided otherwise in a written agreement between the Company or any Affiliate and Holder.
(b)The grant of the RSUs is a one-time benefit and does not create any contractual or other right or interest to receive a grant of Awards or benefits in lieu of Awards in the future or otherwise. Future grants, if any, will be at the sole discretion of the Company. In addition, the value of the RSUs and the Shares issuable upon distribution thereof is an extraordinary item of compensation outside the scope of any employment contract. As such, neither the RSUs, the Dividend Equivalents nor the Shares issuable upon distribution thereof are part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments. The future value of the underlying Common Stock is unknown and cannot be predicted with certainty.

3.6    Governing Law; Severability; Venue. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable. Any suit brought with respect to the Award, the Grant Notice, the Plan or this Agreement shall be brought in the state or federal courts sitting in San Diego County, California, the parties hereby waiving any claim or defense that such forum is not convenient or proper. The jurisdiction agreement contained in this Section 3.6 is made for the benefit of the Company only, and the Company retains the right to bring proceedings in any other court of competent jurisdiction. By signing the Grant Notice, Holder is deemed to have agreed to submit to such jurisdiction. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING.

3.7    Conformity to Securities Laws. Holder acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the U.S. Securities and Exchange Commission, including, without limitation, Rule 16b-3 under the Exchange Act. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Awards are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan, the Grant Notice and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

3.8    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the Award shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.9    Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator, provided, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall impair any rights or obligations under the Award in any material way without the prior written consent of Holder.

3.10    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company's corporate headquarters or to the then-current email address for the Secretary of the Company, and any notice to be given to Holder shall be addressed to Holder at the most recent physical or email address for Holder listed in the Company's personnel records. By a notice given pursuant to this Section 3.10, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

3.11    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Holder and his or her heirs, executors, administrators, successors and assigns.

3.12    Section 409A. This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, the Shares issuable pursuant to the RSUs and the Dividend Equivalents corresponding thereto shall be distributed to Holder no later than the later of: (a) the fifteenth (15th) day of the third month following Executive's first taxable year in which such RSUs or Dividend Equivalents, as applicable, are no longer subject to a substantial risk of forfeiture, and (b) the fifteenth (15th) day of the third month following first taxable year of the Company in which such severance benefit is no longer subject to substantial risk of forfeiture, as determined in accordance with Section 409A of the Code and any Treasury Regulations and other guidance issued thereunder. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Each payment under this Agreement shall be considered a separate and distinct payment for purposes of Section 409A of the Code.

3.13    Paperless Administration. By accepting this Award, Holder hereby agrees to receive documentation related to the Award by electronic delivery, such as a system using an internet website or interactive voice response, maintained by the Company or a third party designated by the Company.

3.14    Entire Agreement. The Plan, the Grant Notice and this Agreement constitute the entire agreement of the parties and supersede in their entirety all oral, implied or written promises, statements, understandings, undertakings and agreements between the Company and Holder with respect to the subject matter hereof, including without limitation, the provisions of any employment agreement or offer letter regarding equity awards to be awarded to Holder by the Company, or any other oral, implied or written promises, statements, understandings, undertakings or agreements by the Company or any of its representatives regarding equity awards to be awarded to Holder by the Company.

3.15    Data Protection. Holder hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Holder's “Data” (as defined below) by and among, as applicable, the Company and its Affiliates (the “Company Group”) for the purpose of administering his or her participation in the Plan. For purposes of this Section 3.15, “Data” means Holder's personal information, including, but not limited to, Holder's name, home address and telephone number, date of birth, social security number, “cedula” or other identification number, salary, nationality, job title, any Shares of stock or directorships held in the Company and details of all Awards held by Holder. Holder understands that Data will be transferred to such stock plan service providers as may be selected by the Company, which are assisting the Company with the implementation, administration and management of the Plan. Holder understands that the recipients of the Data may be subject to different data privacy laws and protections than those in Holder's country. Holder authorizes the Company Group and any other possible recipients which may assist the Company with administering the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of administering Holder's participation in the Plan. Holder understands that he or she may, at any time, request additional information about this consent (including a list with the names and addresses of all recipients of the Data), or withdraw this consent, by contacting in writing the Company's general counsel. Withdrawal of this consent may affect Holder's ability to participate in the Plan.

3.16    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.17    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.